Exhibit 10.3

CEO AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT, dated as of September 13, 2010 (hereafter, the “Amendment Agreement”), is entered into between Medical Care Technologies Inc., a Nevada corporation, (hereafter, the “Company”), and Ning C. Wu, an individual (hereafter, the “Management Consultant”).

WHEREAS, the Company and the Management Consultant had entered into a consultancy agreement dated November 25, 2009 (hereafter, the “Consultancy Agreement”) and;

WHEREAS, the parties are desirous of recording certain amendments to the consultancy agreement through this Amendment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Management Consultant hereby agree as follows:

I. Amendments.

(i) Section 4 of the Consultancy agreement be deleted in its entirety and replaced with Attachment A to this Amendment Agreement.

II. Except as otherwise set forth in this Amendment Agreement, all of the provisions of the consultancy agreement shall remain in full force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be executed and delivered as of the date first above written.

MEDICAL CARE TECHNOLOGIES INC.
By:	/s/ Hiu Liu
Name: Hiu Liu
Title: Treasurer and Director
By:	/s/ Ping Tan
Name: Ping Tan
Title: Director
By:	/s/ Sean Lee Heung
Name: Sean Lee Heung
Title: Director
By:	/s/ Ping Hai Shen
Name: Ping Hai Shen
Title: Director

MANAGEMENT CONSULTANT
By:	/s/ Ning C. Wu
Name: Ning C. Wu

Compensation

ATTACHMENT A

a.
Annual Base Salary: Annual Base Salary of US $60,000 provided that the Board of Directors (“Board”) or Compensation Committee (“Committee”) of the Company  may, at their discretion, review the base salary of the Management Consultant from time to time and grant such increments, not exceeding 25.00% of the then base salary at any one time, as may be deemed appropriate. Such Annual Base Salary commences January 2010 and shall be paid monthly upon receipt of Management Consultant’s invoice to the Company.

b.
Restricted Stock:  Subject to the Board's approval, the Committee will grant Management Consultant 38,000,000 shares of restricted Company stock (also known as "restricted stock units, subject to “restricted securities” requirements as that term is defined in Rule 144 under the Securities Act of 1933 (“The Act”).  The restricted stock units will be subject to a two year lock up agreement.

c.	Stock Options:

(i)  A stock option grant to purchase 500,000 shares of the Company’s Common Stock (which number represents 5% of the Company’s issued and outstanding common stock as of the last quarterly filing ending June 30, 2010) (the “Option”), on the date the Company files a Stock Compensation Plan with the Securities and Exchange Commission (“Grant Date”), at an exercise price equal to the closing price of the Company’s Common Stock on such date.

(ii)  The Option shall vest as to 25% of the shares subject to the Option one year after the date of grant, and as to 1/24th of the shares subject to the Option monthly thereafter from the Grant Date, so that all of the shares subject to the Option shall be fully vested and exercisable two (2) years from the Grant Date, subject to Management Consultant’s continued Management Agreement with the Company on the relevant vesting dates.

(iii)  In all other respects, the Option shall be subject to the terms, definitions and provisions of the Company’s Stock Compensation Plan (the “Option Plan”), once filed with the Securities and Exchange Commission.